PALO ALTO NETWORKS, INC.

CLAWBACK POLICY

(Adopted as of August 29, 2017)

Palo Alto Networks, Inc. (the “Company”) is committed to the principle of strong corporate governance. As part of its commitment, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) has adopted the following incentive compensation recovery policy (the “Clawback Policy”) pursuant to which the Company may seek the recovery of performance-based incentive compensation paid by the Company. This Clawback Policy applies to the Company’s Chief Executive Officer (“CEO”) and to officers of the Company who report directly to the CEO (collectively, the “Participants”).
Under the terms of the Clawback Policy, if:

1.	the Company restates its financial statements filed pursuant to the Securities Exchange Act of 1934 as a result of a material error in such financial statements; and

2.
the amount of cash incentive compensation or performance-based equity compensation, in each case, that was paid or is payable based, in whole or in part, on the achievement of specific financial results of the Company (the “Incentive Compensation”) paid to a Participant would have been less if the financial statements had been correct at the time the Incentive Compensation was originally determined; and

3.	no more than two years have elapsed from the original filing date of the financial statements upon which the Incentive Compensation was determined; and

4.
the Compensation Committee unanimously concludes, in its sole discretion, that (a) fraud or intentional misconduct by such Participant caused the material error that led to the restatement of the financial statements at issue and (b) it would be in the best interests of the Company to seek from such Participant recovery of the Recoverable Compensation (as defined below);

then, to the extent permitted by law, the Compensation Committee may, in its sole discretion, seek from such Participant repayment to the Company up to the amount by which such Incentive Compensation as originally determined exceeds the Incentive Compensation that would have been paid or granted if determined in accordance with the restated financial statements (such amount, the “Recoverable Compensation”), and the Compensation Committee shall cancel, without payment of any consideration, the portion of such Incentive Compensation not yet paid or delivered to such Participant up to the amount of the Recoverable Compensation. The amount of Recoverable Compensation that is repayable by such Participant will be reduced by any taxes paid by such Participant on the gross amount by which such Incentive Compensation as originally determined exceeds the Incentive Compensation that would have been paid or granted if determined in accordance with the restated financial statements.
This Clawback Policy will be revised as necessary so that the terms and conditions of the Clawback Policy, as applied on a Participant-by-Participant basis, will comply with all applicable laws, rules and regulations applicable to the Company and or a Participant or group of Participants.